[LETTERHEAD OF DR. DOMINIC LAM]


                                              May 6, 1997



Board of Directors
Agristar, Inc.
P.O. Box 7778
Conroe, Texas  77301-3265



Dear Board of Directors:

I hereby resign as an officer and director of Agristar, Inc., effective immediately upon the adjournment of the Board of Directors meeting on this date.

                                          Sincerely,

                                          /s/ Dr. Dominic Lam

                                          Dr. Dominic Lam